SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                              --------------

                                  FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION ON DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            COMMISSION FILE NUMBER: 0-24534


                        MERIDIAN SPORTS INCORPORATED
  --------------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)


                625 MADISON AVENUE, NEW YORK, NEW YORK 10022
  --------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                  COMMON STOCK, PAR VALUE $.01 PER SHARE
  --------------------------------------------------------------------------
          (Title of each class of securities covered by this form)


                                    NONE
  --------------------------------------------------------------------------
     (titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



 Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)    (x)         Rule 12h-3(b)(1)(i)    (x)
           Rule 12g-4(a)(1)(ii)   ( )         Rule 12h-3(b)(1)(ii)   ( )
           Rule 12g-4(a)(2)(i)    ( )         Rule 12h-3(b)(2)(i)    ( )
           Rule 12g-4(a)(2)(ii)   ( )         Rule 12h-3(b)(2)(ii)   ( )
                                              Rule 15d-6             ( )

 Approximate number of holders of record as of the certification or notice date: 206

 Pursuant to the requirements of the Securities Exchange Act of 1934, Meridian Sports Incorporated has caused this certification/notice to signed on its behalf by the undersigned duly authorized person.


                                    MERIDIAN SPORTS INCORPORATED


 DATE:   February 10, 1999          By:  /s/ J. Eric Hanson
                                       --------------------------------

                                       Name:  J. Eric Hanson
                                       Title: President and Chief
                                                Executive Officer



 Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.